STAAR SURGICAL COMPANY

STAAR SURGICAL COMPANY - 4Q11 FINANCIAL RESULTS

CONFERENCE CALL

March 6, 2012, 16:30 ET

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the STAAR Surgical Fourth Quarter 2011 Financial Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. Please press star, zero, for Operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference is being recorded today, Tuesday, March 6 of 2012.

I would now like to turn the conference over to Doug Sherk. Please go ahead, sir.

Doug Sherk:	Thank you, Operator, and good afternoon, everyone. Thank you for joining us for the STAAR Surgical conference call and webcast to review the Company's financial results for the fourth quarter which ended on December 30th, 2011. The news release announcing the fourth quarter and full year results crossed the wire about half an hour ago and is available at STAAR's website at www.staar.com. Today's call is also being broadcast live via webcast. In addition a slide presentation will accompany remarks by management. To access both the webcast and the presentation slides, go to the Investor Relations section of the STAAR's website at www.staar.com. If you're listening via telephone, today's call to review the accompanying presentation slides—excuse me. If you're listening via telephone to today's call, to review the accompanying presentation slides, navigate to the live webcast, as I've just reviewed, and choose the 'no audio slides only' option to review the slides in conjunction with the live conference call. We have arranged for a taped replay of this call which may be accessed by phone. A replay will become available approximately one hour after the call's conclusion and will remain available for seven days. In addition, an archived replay and slides will be available on the STAAR website.

Before we get started, during the course of this conference call, the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes any projections of earnings, revenues, cash or other financial statements, any statements about plans, strategies or objectives of Management for future operations, any statements concerning proposed new products, government approval of new products or other future actions of the FDA or other regulators, any statements regarding expectations for the success of our products in the U.S. and the international markets, the outcome of product research and development or any clinical studies, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks are described in the Safe Harbor Statement in today's press release and in the Risk Factors section of our Annual Report on Form 10-K. Investors or potential investors should read these risks. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and loss and basic net income and loss per share information that excludes manufacturing consolidation expenses, gains and losses on foreign currency, fair market value adjustments for warrants and stock-based compensation expense. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in our financial release and in our slide presentation.

Now, I'd like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:	Thank you, Doug, and good afternoon, everyone. And I'll thank you for joining us today for our review of the fourth quarter and our full year 2011 results. Deborah Andrews, our CFO, is with me on the call. I'll begin today's agenda with an overview and a few operational highlights of the quarter, then I'll review our success in 2011 against our core operating metrics. Deborah will focus on key highlights of our fourth quarter financial results, and then I'll come back and share our success during 2011 and how that's helped us to position us for an even stronger 2012, and we'll review our 2012 target metrics. Following these remarks, we'll be happy to take your questions.

The fourth quarter was a solid finish to an excellent year for STAAR, and we anticipated expanded revenue and profitability growth in 2012. Visian ICL revenue increased 37% in the fourth quarter to a record $9 million. This success drove a 14% increase in total revenue for the quarter. Gross margin was 69.8%, representing a 510 basis point improvement from the prior year. This was the highest gross margin in 15 years at STAAR. The increase was driven by a larger contribution from high margin Visian ICL sales, and improvement in our IOL margins, which we'll discuss later. We were profitable in all four quarters, and for the year, for the first time in 10 years. We also entered 2012 with six new products in various stages of launch at this time.

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Now, turning to our key operating metrics. I'm very pleased to report we met all four of our key operating metrics for the quarter and the full year. You may recall we revised upward three of the four at the midyear term. Revenue in the quarter and the full year grew by 14%, the success against our first metric of double-digit growth in total revenue.

Our second metric was to grow revenue from Visian ICL by at least 30%. Again, we met this metric with a 37% increase in the quarter and 32% increase for the full year. The 9 million result for the quarter in ICL sales established a new record by surpassing the previous high by some $700,000 and representing over $16 million in sales to the end user given the majority of our sales are to distributors.

Our third metric was to continuously expand gross margin throughout the year, which we did, and achieved full year results of 67.5%, one full percentage point against our revised target. For the quarter, we knocked on the door of the 70% level by finishing at the 69.8%, which was 130 basis points over Q3. For the full year our gross margin was 67.5%, or as I'd said, 100 basis points above our revised upward full year metric. Deborah will discuss this more as she speaks.

Finally, we were profitable in all four quarters and the full year. Net income in the fourth quarter was just over $100,000. Adjusted net income for the quarter was 1.5 million or $0.04 per diluted share. We generated 1.3 million in net income or $0.04 per diluted share for the full year. Adjusted net income for the year was 4.4 million or $0.12 per share. Deborah will discuss these items further in her comments.

In summary, we made excellent progress in 2011, launching new and innovative products, expanding our market shares worldwide, strengthening our competitive position while generating much improved revenue growth and profitability. The most exciting aspect of the past year, however, is that we're well positioned for increased success and we're well on our way already in 2012.

Now, I'd like to turn the call over to Deborah for a more in-depth review of the fourth quarter financial results. Deborah?

Deborah Andrews:	Thanks, Barry. Good afternoon, everyone. Today, I'll be focusing my comments on the following areas: gross margin, manufacturing transition expenses, income taxes, GAAP net income and adjusted net income and cash.

Gross profit margin continued its increasing trend of expansion for the fifth consecutive quarter and the sixth consecutive year, and the 69.8% reported for the quarter was the highest reported gross profit margin for STAAR since 1997. The leverage we are getting on our sales of the parent (ph), with 106% of our sales increase or $2.1 million hitting gross profit for the quarter, and 93% of our sales increase or 7.3 million hitting our gross profit for the full year of 2011. Of course the primary contributor to gross profit and to the increase in gross profit margin is the ICL.

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ICL metrics improved on every front, from both the quarter and the year, respectively, including price, volume and cost. The increase in volume resulted in an improvement in product mix, with ICL representing 55% of total sales for the quarter, and 51% for the year, compared with 46% in Q4 2010, and 44% in fiscal 2010.

IOL margins also increased with improvement for its higher margin IOLs. Sales of our Toric IOL, our highest margin IOL, grew 19% in the fourth quarter, and 21% for the year. And although IOL sales decreased during the quarter, the decrease was due to lower sales of preloaded IOLs in Europe, which were at low margins. IOL cost improved 8% for the quarter, and 2% compared to 2010. IOL ASPs were flat for the quarter but up 5% compared to 2010. Due to the improvements in IOL price mix and cost, gross profit dollars actually increased 1% for the quarter, and 3% compared to prior year. During 2012, we expect further expansion of our gross margin as ICL mix continues to grow, the mix of higher value IOLs improved and as we continue to work on improving our cost.

Operating expenses increased 8% for the quarter, and 5% for the year. Included in operating expenses for the quarter and year respectively were 597,000 and 1.1 million in manufacturing transition expenses. The total expenses were approximately 250,000 higher for both the quarter and the year than we originally estimated due to accruals we made for estimated asset retirement obligations under facility leases in Japan. We will also take advantage of any opportunities to accelerate expenses as we did in the fourth quarter. We estimate the total cost of the project, including expenses incurred in 2011, will be approximately $6 million, and we expect to spend another 2.4 million on capital, much of which will likely be financed through capital leases. During 2012, we expect to spend approximately 2 to 2.5 million for the project, and 2 million for capital. The balance of the spending will be incurred in 2013 and possibly a small amount in 2014. However, as I said, to the extent we can accelerate the project by accelerating spending, we intend to do so. We will continue to show these expenses on a separate line each quarter during the year.

Our effective tax rate for the quarter was 77% and 50% for the year. We will not likely realize the tax benefits of our projects until 2014 after manufacturing is fully consolidated. At that time we would expect our tax rate to drop approximately—to drop to approximately 10%. Accordingly, we estimate our effective tax rate in 2012 will be in the range of 40 to 45%.

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We reported GAAP net income in the fourth quarter of 109,000 or breakeven per share, compared with a net loss in the fourth quarter last year of 691,000, or $0.02 per share. Net income for 2011 was 1.3 million, or $0.04 per share, compared with a net loss from continuing operations of 4.1 million, or $0.12 a share, and net income of 53,000 or breakeven per share in 2010. Income from discontinued operations was 4.1 million, or $0.12 per share in 2010. So that investors can get a clearer picture of the impact of expenses that are either non-recurring or may fluctuate from period to period based on market conditions, we're also reporting net income on an adjusted basis.

Adjusted net income excludes the following: manufacturing consolidation expense, gain or loss on foreign currency transactions, fair value adjustment of warrants, non-cash stock-based compensation expense, and income from discontinued operations. Excluding these items, adjusted net income for the quarter was 1.5 million, or $0.04 per diluted share, compared to an adjusted net loss of 267,000, or $0.01 per share in Q4 2010. For the year, our adjusted net income was 4.4 million, or $0.12 per diluted share, compared to an adjusted net loss of 2.6 million, or $0.08 per share.

We had 16.7 million in cash, cash equivalents and restricted cash on the balance sheet at December 30th, 2011. We used 62,000 in cash for operating activities in the fourth quarter due to cash payments made for consolidation expenses and a 2.1 million increase in accounts receivable when compared to Q3 2011. We expect this cash will be collected during the first quarter of 2012. We generated 5.3 million in cash from operations during 2011, compared with 4.4 million used during 2010. This swing of about 9.7 million confirms the quality of our earnings and the resources available to invest in growth. An additional strong sign is our operating income, which reflects a $5.4 million improvement including the $1.1 million in cost associated with the manufacturing consolidation.

That concludes my comments. Now, I'd like to turn the call back over to Barry.

Barry Caldwell:	Thank you, Deborah. As some of you know, I've been traveling extensively over the past few weeks attending the World Ophthalmology Conference in Abu Dhabi, where STAAR had a significant presence, including the first ever Middle East Experts Meeting, multiple presentations during the WOC, and an evening symposium on the Visian ICL. Then on to China for four days. We had the first ever ICL China Experts Meeting, which was attended by 57 surgeons. Later that day, we had a special educational program through an association with the Eye and ENT Hospital, Fudan University in Shanghai, which 150 surgeons attended to learn more about the ICL technology. We also had the opportunity to visit the Eye and ENT Public Hospital and to Shanghai Aier Eye Hospital, which has 38 private centers throughout China. I finished with two days in Japan working with our direct team there on the large opportunity we have in Japan now that the Toric ICL is approved. Everywhere I've been reaffirms the enthusiasm and commitment to our enhanced Visian ICL and IOL products by leading ophthalmologists around the world, and gives me confidence in our continued and expanded progress.

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Not only was 2011 a very important and productive year for the Company, it helped position us well for expanded growth in 2012 and beyond. Though IOLs were flat during 2011, we expect to see growth in 2012 with our new products. The growth of ICLs, however, will continue to outpace IOL growth. You can see that ICLs, with our higher gross margins, represented about 51% of STAAR revenues in 2011, as compared to 44% in 2010, and we expect ICLs will be at around 60% of our revenues this year, 2012.

Looked at our sales distribution, you can see how dramatic our growth has been outside the U.S. During 2011 sales outside the U.S. represented 77% of our sales as compared to 72% in 2010. We are expecting sales outside the U.S. to increase at the 80% level during this year. We're expecting sales in the Asia-Pacific markets to increase to 56% of our total sales. We do anticipate nice gains in our European markets, which have already received approval of the V4c technology. The sales estimates here includes an increase of ICL sales in the U.S. but does not project any additional approvals anywhere in the world during the year. That would only represent an upside.

Now, a quick look at the IOL business. The product mix of our IOL business during 2011 reflects the strong IOL sales we have in Japan, which is where the preloaded silicone IOL is mainly sold. As Deborah mentioned, we did continue to increase our overall gross margin in IOLs; it's grown more quickly than I had originally anticipated. In 2011, it grew 200 basis points to 59% gross margin overall, and during the fourth quarter it grew 300 basis points to the 60% level. During 2012, we expect to see increases in our Toric IOL segment, which is the highest gross margin segment, nanoFLEX and preloaded single piece acrylic IOL.

Now, if we look at the three new product launches in the IOL line that we have in various stages during 2012. First, the nanoFLEX IOL, it's just in its second full quarter of introduction in Europe, and the nanoFLEX Toric IOL will begin its premarketing launch late this quarter or early second quarter in Europe. We have struggled from a technical perspective with the preloaded injector system for the KS-SP single piece acrylic IOL. There's several markets, particularly in Japan and Europe, with an already pent-up demand for this product. We're working to get this already approved product to market.

Now, on to our fastest growing and highest gross margin product, the Visian ICL. As stated upfront, our growth for the year was 32% and we expect to exceed that growth rate for the full year 2012. Total ICLs for STAAR were 32.1 million, but remember that about 80% of our sales went through distributors. Sales based upon end customer purchases were nearly $60 million for the year.

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Now, turning to the slide on ICL market share. As you can see that we grew market share with the ICL in eight of our 10 focused markets during 2012. Now—I'm sorry, during 2011. During 2012 we are adding one more market to our focus to make it 11. And that's Italy - you can see it marked in green. The asterisk marks or points beside each one of the markets, it shows where we're adding sales and marketing personnel to help grow the ICL business during 2012. The gold boxes reflect recent approvals, hence the Toric ICL in Japan late last year, the V4b ICL in Korea, which we just got approval last week on, and the V4c, which the submission has now been accepted in the Middle East. During the WOC, meeting the surgeons from the Middle East, we could see the excitement about getting the opportunity to use the V4c technology.

Now, let's look at the APAC region, Asia-Pacific. This slide begins to reflect the growing opportunity we have in key markets around the world. First, in the Asia-Pacific markets, Japan was our fastest growing market during 2011, at 158% growth rate. I just returned from Japan last week, as I'd said, at our weekly sales this year, weekly sales, are running at the monthly rate during the first two months of 2011 last year. You can see also on the chart that China had nearly doubled again during 2011, and that at Korea it continues at a very nice growth rate, 34%, despite its high market shares. Our estimates are that the ICL now represents over 13% of all refractive surgery in Korea. This is based upon the latest Market Scope data for 2011 of refractive procedures. Remember, the goal of our distributor in Korea is to reach the 25% share level. So, Japan and China had great growth last year. They're still only 1% or less of the market, so we have a lot of opportunity there for expanded growth.

Next slide shows Europe and some of the key markets there. Germany grew at 78% last year. The Middle East at 50%. Remember that these markets have the V4c available now which commands a 10% premium in price. Germany and Latin America are only at 1% market share penetration, while the Middle East is over 7% and Spain is over 3%. Again, a lot of opportunities in these markets as well.

Now, let's look at the three new ICL products, which are in various stages of market launch and will continue to progress through these three products in these three areas during 2012. And though in our plan we don't anticipate any additional V4c approvals in the Asia-Pacific markets, if that indeed happens, those will all be upsides.

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Now, to look at our marketing and sales investments we're making, this slide shows we're adding personnel to help fuel the ICL growth in key markets. Thus far, only four of the 16 additional employees have been hired at this point, but we're moving quickly to hire the remaining positions. As we do every year, we've established target metrics for 2012 that we'll be driving toward and that we'll report to you on each quarter. For new investors, this is an approach we've taken for the last three years. The metrics are challenging. We're fair in our assessments. And we don't always meet every one of them each quarter. As seen earlier, we did achieve 90% green arrows on that chart for our targets for 2010. The achievement in—I'm sorry. The achievement in 2010 was 75%, in 2009 it was 70%, so we are making progress and I think it shows we're getting better overall in our execution.

So, the five new metrics for 2012 include: 1) total revenue growth of 15%; 2) growth in Visian ICL revenue greater than the 32% growth rate we achieved in 2011; 3) continuous expansion quarter by quarter of the gross margin and to achieve 71% gross margin for the full year 2012; 4th) profitability in each quarter and for the full year; and finally, 5) management of the manufacturing consolidation program with no disruption to our customers. We will measure this by tracking the level of our customer back orders each quarter versus prior year.

2011 was a very good year for STAAR. But I'm most excited about the prospects for our continued growth in both revenue and profit in this year and ahead. Our recent new product launches have positioned us very well against LASIK, and we have additional technology enhancements in our pipeline. We have a very large market opportunity ahead of us that we've only begun to address. The potential for growth of our Toric ICL in Japan is extremely promising, as we remain focused on manufacturing efficiencies and cost containment to drive margins and the bottom line.

Late last week we were excited to get additional coverage from Canaccord Genuity and Northland Capital, and we welcome them. You'll also see that we'll be on Non-Deal Roadshow March 14th and 15th in New York City and Boston with Benchmark and we will be attending the Stephen's West Coast Conference in San Francisco on March 22nd.

Before we open the call to your questions, I'd like to thank the STAAR employees for their dedication and very hard work to drive the Company to solid profitability in 2011. I'd also like to thank our physician customers for their confidence in our products, and finally our investors for your continued support.

Operator, we can now open the lines for questions.

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Operator:	Thank you, sir. We will now begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. And if you are using speaker equipment, you will need to lift the handset before making your selection. Please ask one question and one follow-up question and then requeue for additional questions.

Our first question comes from the line of Jason Mills of Canaccord Genuity. Please go ahead.

Jason Mills:	Hi, Barry. Thanks for taking the quarter.

Barry Caldwell:	Hi, Jason.

Jason Mills:	So, let's talk a bit first of all, Barry, about your 2012 guidance. So 15% growth for the year, would put you kind of in the $72.5 million range, and then looking at I believe it's slide 13, I could be getting it wrong, in the product mix evolution, you're looking for just a touch under 60% of that revenue to be ICL revenue, and that would, doing the math, kind of put you in the $43 million range or 35% growth consistent with one of your metrics to grow faster than 32%, but the IOL number would actually equate to the $26-$27 million range, which would be down on a year-over-year basis even though you'd said you'd look to grow that this year. So could you give us a little bit more color on that, if you don't mind, making sure my math is accurate?

And then the second, secondly, as we look at the cadence of growth through the year, it looks to us like perhaps, at least the way we're modeling it, is better year on year growth in the back half of the year than the front half of the year, just as, you know, Japan comes on board with Toric ICL, et cetera and gains traction, second half of the year growth is a little bit more easier to achieve than first half of the year just after launch - so is that consistent with how you're thinking about the cadence, perhaps meet that 15% or do a little bit better but perhaps a little bit lower than 15% first half and maybe a little bit higher in the second half? That'd be great if you could give me some color on that.

Barry Caldwell:	Okay, good questions, Jason, and good job with the calculator very quickly there as we dice these numbers out. The component though you're forgetting is that we have our other sales segment which will continue to decline year-over-year.

Jason Mills:	Right.

Barry Caldwell:	That represented about 3 million of our sales during 2011, and we fully expect that to continue to decline during 2012. That's a list of our de-focused (ph) products outside of the ICL and IOL line. So the IOL growth will come in the sense of making up what we'd lose on the other line.

Does that make sense?

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Jason Mills:	It does, but it looks like in that model on 13, your graph, you account for that, do you not? You have a little orange sliver there that accounts for that. So the 36.6, 59.9 leaves you a few percent that would apply to that other, so I think if you apply the 36.6 for the IOL to 72.5 million, it's still contemplating a down year-over-year estimate. Perhaps you're just being a little bit conservative, is that the right answer?

Barry Caldwell:	Well, that's part of the right answer but I think we certainly expect (inaudible) growth to happen, we expect for that orange other box to probably be a little less than it has and hopefully that gives us a little bit advantage on our pretty aggressive gross margin advancement estimates.

Jason Mills:	Okay, great, that's helpful. And then second part of that question's kind of the growth.

Barry Caldwell:	Yes, I think a good way to look at it is to look at last year and if you recall the slide which shows the metrics, we missed first quarter on the overall revenue growth and the ICL growth. But then what happened second quarter is things really kicked in and not only did we exceed second quarter but we got to the point that we were comfortable even increasing our metric at the end of second quarter on our ICL growth. So I think you're right, it's going to continue to grow throughout the year. And here's a good example, if we look at our V4c sales, which is approved in Europe now, and again that carries a 10% premium, during the fourth quarter 25% of our sales in Europe were the V4cs. So far this year through the first two months we're at the 44% level.

Jason Mills:	Okay.

Barry Caldwell:	So as you can see that will grow and by some time probably late second quarter that'll get to the 100% level.

Jason Mills:	Okay.

Barry Caldwell:	So I think you're right that we'll see larger growth in the second half than we will the first half, we're a little more challenged the first half. And the other thing you mentioned was the Toric IOL in Europe, and that should get started early second quarter and we think that might be a real sleeper product for us. We're very excited about getting that product in the hands of surgeons.

Operator:	Thank you. And our next question is from the line of Chris Cooley with Stephens. Please go ahead.

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Chris Cooley:	Thank you for taking the question. Can you hear me okay?

Barry Caldwell:	Yes, Chris.

Chris Cooley:	Okay. Good afternoon and congratulations on all the progress you guys achieved in 2011. It's really impressive. Let me try and I guess parse out pictures on the slides. If you look at I think it's page 14, and you're looking at your geographic dispersion of growth—I'm sorry, of sales in the coming year versus the prior, question I have is, you know, why wouldn't the Asia-Pacific region, I realize it's an area that you'd been experiencing just phenomenal growth in, but just based on, you know, the cadence of the products going into that space why wouldn't that segment grow as a percentage of the total pie, especially when we think about for example the domestic market there's some surgeons for example in the military, which are still abroad, you know, maybe being a little bit weaker on a relative basis, and that's IOL and ICL rolled in together, I'm assuming. And then I have a follow-up.

Barry Caldwell:	Yes, a couple of points to look at is, you know, again the overall pie's getting much bigger. You can see that our European markets are growing at almost two points overall and that's mainly driven because of the V4c Premium and also some of the new IOL technology that we'll have in Europe. The U.S. is set for growth and actually one of our premium physicians, Dr. Barnes (ph), has just returned from Afghanistan, so we will expect to start seeing him back in practice the second quarter. But I will point this out to you, Chris, that our civilian sales are looking pretty good with the ICL. During fourth quarter they grew 15% and so far this year through the first two months they've grown at a rate of 16%. So our civilian sales are making up now for the military component and as the military starts to kick back in I think we'll have some good comparators as we get into second, third and fourth quarter for our U.S. sales. That doesn't mean APAC isn't going to grow; it's going to grow very nicely but we don't have plan or we don't have in our plans any new approvals for the V4c in the Asia-Pacific market. So if we do get new approvals in APAC that's not in our plan, that's just upside.

Chris Cooley:	Understood. So it sounds like, if I'm hearing you correctly, there's—it looks relatively conservative and we're thinking about that all-in 15% growth rate for the full year.

Barry Caldwell:	I think if you asked Don Todd, he'd say he's got a pretty high (ph) plan for the year.

Chris Cooley:	Okay, fair enough. And then if I just want to understand a little bit too, when I think about the manufacturing consolidation, you talk about accelerating those expenditures as you can, which I applaud, but can you help us understand a little bit about the triggers that you'll be looking at or the metrics you'll be assessing that'll help you to determine that and so we can kind of think about that from a modeling perspective as we roll through the year? Thank you.

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Barry Caldwell:	Yes, I'm going to let Deborah take that 'cause she's on the (inaudible) team and that team does meet weekly to make sure we're meeting our objectives and the primary one is supply of product as we move consolidation.

Deborah Andrews:	Yes, Chris, I think, you know, it'd be very difficult for me to identify items that might cause us to accelerate the project. I guess one thing would be is if we needed to hire a person because, you know, for example, we might have so many validations that need to get done and we don't have enough, you know, hands on deck to get it done. We might—that's a scenario where we might accelerate spending. But overall I think, you know, you should see anywhere from 500 or so thousand a quarter in spending and we don't foresee anything that would cause a difference in that at the moment but it's possible but there could be fluctuations from quarter to quarter but overall the spending should remain the same.

Operator:	Thank you. And our next question comes from the line of Raymond Myers with Benchmark Capital. Please go ahead.

Raymond Myers:	Thank you. Let me talk about Japan in a little more detail, if you would. Could you discuss how sales implementation is progressing at Shinagawa and Lens Express (ph) and specifically what you're doing to drive sales at both locations?

Barry Caldwell:	Yes, we have—thanks, Ray. We had very good success in both of those accounts thus far, though the potential is so high it's hard to say that I'm pleased right now with the progress but it's very exciting to watch the week-by-week progress. You know, as I said, as I was in Japan just last week with Don Todd and our new general manager, Tedeo (ph), in Japan, and we're seeing very good progress at both of those two major accounts and we're meeting—we have hired an individual who—his only job is to call on Shinagawa and likewise with Optical Express. We're working on training more physicians at both of those sites. We have initiated the first sales commission plan we've ever had in Japan with our sales reps and that commission plan for every rep is on both—well, for every rep that's mainly focused on IOLs he's also focused on ICLs for the first time since we've had that technology available in Japan. So I'm very pleased with the trends we're seeing in Japan. Of course the potential is quite large and that's what's exciting.

Raymond Myers:	Can you help us to—do you get some visibility to the progression to this very large Japanese opportunity?

Barry Caldwell:	Do you want to restate that?

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Raymond Myers:	Can you help us to understand how fast STAAR's likely to capture the Japanese opportunity because as we (cross talking)

Barry Caldwell:	Well, you know, I think—as I said earlier, we are seeing weekly sales now at the rate of our monthly sales last year.

Raymond Myers:	In the past we had talked about the training—or sorry, the implementation of one day a week of lens implementation at Shinagawa being the first step of penetration at Shinagawa, can you describe operationally what's happening at Shinagawa and how that's progressing?

Barry Caldwell:	Well both Don Todd and I met with Dr. Tomita from Shinagawa in January and Don Todd was with Dr. Tomita over the weekend. They have increased the number of days they're doing surgery there up with phakic (ph) IOLs and the ICL in particular. They've—part of their logistics issue is having nurses trained also that can go into the OR because, you know, the majority of their nursing staff is focused on the excimer (ph) type refractive surgery. So, and Dr. Tomita is very committed, we're working with him hand in hand and he's very open as he's continuing to open days and continuing to open OR doors for the ICL.

Operator:	Thank you. And our next question comes from the line of Bruce Jackson from Northland Securities. Please go ahead.

Bruce Jackson:	Hi. Thank you for taking my question.

Barry Caldwell:	Hi, Bruce.

Bruce Jackson:	With the gross margin expansion, just two questions there. Number one, I'm assuming that this is all from improvement in sales mix. And then secondly, can you tell us how that's going to ramp up over the course of 2012?

Barry Caldwell:	Well, first of all, and mix is a major contributor but so is IOL gross margin improvement and cost improvement on the ICL. You know, our gross margin has progressed more quickly than I anticipated it would. We finished the full year with IOL gross margins at the 59% level, and we exited fourth quarter with IOLs at a 60% gross margin level. And that's obviously helpful too as the mix continues I think as we'd said for the full year we're anticipating ICLs to be up near the 60% rate of our total revenues for the year. With that higher gross margin in the mid 80% range, that's going to continue to help. We grew our gross margin a little bit shy of 400 basis points on a year to year basis. It was 370, and we're looking for another 350 basis point improvement from the 67.5% to 71% in 2012.

Bruce Jackson:	Okay, and then if I could just follow-up on the IOL sales estimates for next year. You didn't actually come out and give us an exact growth rate, but could you possibly give us a range that you're comfortable with? And then also talk about some of the swing factors in that growth rate depending upon the product approval timing?

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Barry Caldwell:	Yes, I think, you know, what I've been saying for the last year or so is I think looking forward at STAAR, the way to look at us is that our IOL business should grow at a 5 to 10% rate, though I've stated it at a lower gross margin than where we are. You know, I've stated that it's been between a 55 and a 60% gross margin for the next three year period, though we're already at the 60% rate. So, you know, overall, I would certainly expect at least a 5% rate in IOLs on the low side and a 10% on the high side. One of the key factors in that will be the acceptance of our nanoFLEX lens in Europe. Our nanoFLEX lens just got started late in the year last year, so we're in our full second quarter of launch of that product. But more exciting is the nanoFLEX Toric which commands a higher price and thus a higher gross margin. It's our high—our silicone Toric IOL is our highest gross margin lens in the Company today, and that will be—the margins will be very similar on our nanoFLEX Toric. So if we get that started second quarter and it starts going very well, then we could be at the higher range of that IOL growth rate.

Bruce Jackson:	Okay, great. Thank you.

Barry Caldwell:	Thank you, Bruce.

Operator:	Thank you. Our next question comes from the line of Joe Munda from Sidoti. Please go ahead.

Joe Munda:	Good afternoon. Thanks for taking my question.

Barry Caldwell:	Hi, Joe.

Joe Munda:	How are you?

Barry Caldwell:	Good, how are you doing?

Joe Munda:	Good, good. Real quick, this question's actually for Deborah. Deborah, going back to the slide, I believe it's slide 8 with the manufacturing consolidation, you had touched a little—I'm not sure if I heard correctly on capex as well—did you...

Deborah Andrews:	(Inaudible)?

Joe Munda:	Yes, did you happen to state a number as well with that consolidation?

Deborah Andrews:	No. We talked about it—I mean we don't—I guess I don't' understand the question. (Cross talking)

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Joe Munda:	So I thought—yes, I mean I pulled up the slides real late and I was trying to rifle through while you guys were talking, and I thought is there any—you had mentioned capitalized leases, I was wondering...

Deborah Andrews:	Oh, right, right.

Joe Munda:	... how much of that is going to be incurred with this consolidation? And with this consolidation is there—if we were to not consider this consolidation at all, I mean what would gross margin be, is it—how much of a lag is there going to be because of this consolidation?

Deborah Andrews:	Well, we won't see the full amount of the gross margin improvements until the manufacturing is fully consolidated. In fact I wouldn't predict any improvement in gross margin because of the manufacturing consolidation in 2012.

Joe Munda:	Okay. And I'm sorry, how --

Deborah Andrews:	You may start to see it in 2013 because we will have fully consolidated the Japan manufacturing.

Joe Munda:	Correct, so how much of that consolidation do you think can expand gross margin in 2013?

Deborah Andrews:	It's going to be, you know, 1%, maybe. It's going to be—the smallest piece of it'll be in 2013. Where we really see the kicker is when we transfer the ICL manufacturing in 2013, at the end of 2013 - so in 2014.

Barry Caldwell:	So I think, Joe, if you look at 2013 gross margins we're going to be getting close up to the 75 level but probably not quite there, and then in 2014 we should be in the higher 70% gross margin range.

Operator:	Thank you. And our next question comes from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead.

Jake:	Good evening. Thank you for taking the question. This is Jake (ph) in for Joanne.

Barry Caldwell:	Hi, Jake.

Jake:	Just on—with the new product launches and the stocking orders, was there any material contribution from stocking orders, is there any way to look at that or because you're doing sort of base roll-outs that it's just going to be consistent and not really something that would make sales lumpy in any particular quarter.

Barry Caldwell:	Yes, in our ICL line, Jake, as we're converting to the C, let's say we go into a country—first of all, not many countries carry inventory. Spain does, Korea does, a couple of others carry very low inventory but as we move to the C we're taking the Bs back from them and selling the Bs in different markets. So we shouldn't see any kind of impact, positive or negative, from the changes on the revenue from the amount of consignment or stocking that might take place in a particular market.

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Jake:	Gotcha. And then maybe just going on that vein too, market share for the V4c, you noted that it was 25% in Europe this quarter, where do you think that goes over the next year or two?

Barry Caldwell:	Well, we will convert all of the business in Europe to the V4c. We won't offer the V4b in that market, and I would expect that by midyear we'll be at 100% level in the European markets. You know, I also noted that just last week we got the V4c application approved in the Middle East, and so we'll begin—we've just begun shipping V4cs to the Middle East. And so, you know, each one of these markets as they come on in a major way will probably take, you know, a market like the Middle East, probably take a full quarter to implement to the C.

Jake:	Wonderful. Thank you very much.

Barry Caldwell:	Thank you, Jake.

Operator:	Thank you. And as a reminder, ladies and gentlemen, if there are any additional questions, please press the star followed by the one. And if you're using speaker equipment, you will need to lift your handset before making your selection. Please ask one question and one follow-up and requeue for additional questions.

The next question comes from the line of—a follow-up from Chris Cooley with Stephens. Please go ahead.

Chris Cooley:	Hey, thanks for taking my follow-ups. I just wanted to circle on two points, the Toric IOL and then just general GAAP profitability for the full year. In your prepared comments you mentioned an expectation for increasing growth in the Toric IOL in particular. Now I realize nanoFLEX is starting to roll-out, but help me with what—is there any incremental new clinical data out there that you think is salient and it's helping to drive share versus your primary competitor in that marketplace? I'm just kind of curious or do you think it's just great availability of the bundle, I just want to make sure I understand what you think is really the driver there for growth in the Toric? And then secondly could you just help us I guess just trying to push a little bit here on profitability, why, you know, the bogey is for GAAP profitability in all four quarters and for the full year, can you help us think about that? Is there an improvement in that as well as—accelerate throughout the course of the year, is it, you know, just help us a little bit there with the sequential (inaudible). Thanks so much.

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Barry Caldwell:	Sure. First of all on the Toric IOL, you know, remember that the growth we saw last year in Toric IOL came from our silicone offering, and that's mainly in the U.S. market. That's a nice gross margin product for us so it's very good sales for us. I'd say we had seen more acceptability and better podium presence on the STAAR silicone Toric IOL in the U.S. than we've seen in prior years. So I think that's had something to do with it. We've also run promotions with our U.S. sales team on the silicone Toric.

The nanoFLEX Toric is a totally new product to us. It's not available in any market yet today. And as we go through the pre-marketing launch stage, you know, we do anticipate getting surgeons available to present particularly at the ESCRS meeting on that product. And just knowing the benefits that we see in the nanoFLEX from the collamer material and also the visual results we get from the collamer material in the ICL, combining those two, at least I am very excited about seeing that product hit the market because I think our clinical results will rival every other Toric lens that's in that market. Now that doesn't mean we're going to be number one, because there's a little company named Novartis happens to control the Toric IOL segment, but I think the clinical results from that lens are going to show that we've got a very, very viable competitive product which will begin in Europe and then we'll seek approval in additional markets.

Concerning profitability for the full year, I think there's a couple of things you've got to consider. You have profitability will continue to increase year-over-year. You've got to look at one, the incremental consolidation cost that we'll have, as Deborah pointed out, the two—the $2.5 million during 2012, that compares to the 1.1 million that we spent during 2011. Now when we began 2011 we didn't anticipate any expenses for this project 'cause it wasn't even in place but we know the long term benefits it's going to give us. The other offsetting factor, Chris, I think you've got to look at is these 16 additional sales and marketing personnel that we're putting into place. Now, again, we've only got four in place today, so that's 25%, but on a full year-end basis the cost of those 16 employees if they were on board for 12 months would be about an incremental $2 million over what we spent this year. So as you look at our increased gross margin and increased sales during 2012 you've also got to look at the incremental spend that we're making on these two projects; first the consolidation to increase profitability longer term, and second, the sales and marketing to help push the sales line more quickly.

Chris Cooley:	Understood. Thank you so much.

Barry Caldwell:	Thank you.

Operator:	Thank you. And we have a follow-up from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead.

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Jake:	Hi, thanks for taking the follow-up. Just a couple of house-cleaning items. On the tax rate you gave a 2012 estimate, would that be sort of midpoints there on 30% in 2013? And then...

Deborah Andrews:	Yes, that's—I mean that's fair. I guess I would say I'd hedge that a little maybe, you know, maybe 35—30 to 35%.

Jake:	Great. And then on the Visian ICL sales in the U.S., you noted double-digit growth, can you be more specific at all or?

Barry Caldwell:	That was double-digit growth in the civilian market, Jake.

Jake:	Okay.

Barry Caldwell:	Which is, you know, probably a better indicator of refractive procedures in the economy overall than the military. You know, the military in the past has been about 25% of our overall ICL business in the U.S. As we lost two key surgeons last year from the military, one of whom, Dr. Scott Barnes, who went to Afghanistan, and is just reporting back, and then Dr. Greg Parkhurst, who retired from the military and is going into private practice, so those two who were in our top five in terms of implanters in the U.S., so they clearly had an impact on our military sales.

Jake:	Gotcha. Thank you.

Operator:	Thank you. And at this time I would now like to turn the conference back over to Barry Caldwell for closing comments.

Barry Caldwell:	Again, I'd like to thank all of you for being on our call today. If you have additional questions or comments you'd like to make, please feel free to give Deborah or I a call. And we still have the road shows we'll be on, if you'd like to see us, please contact the appropriate parties and we'd look forward to seeing you. Thank you very much. Have a good evening.

Operator:	Ladies and gentlemen, that does conclude the conference for today. This conference will be available for replay until March 13th, 2012 at midnight. You may access the replay system at any time by dialing 303-590-3030 or 1-800-406-7325, and entering the access code of 4511536#. We thank you for your participation. You may now disconnect.

END

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